Exhibit 10(e)-9

TCF FINANCIAL CORPORATION

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into effective as of January 1, 2008 (the “Effective Date”), by and between TCF Financial Corporation (“TCF Financial” or the “Company”) and Craig Dahl, Executive Vice President of the Company (“Executive”), as an amendment and restatement of the prior agreement dated April 26, 1999.

R E C I T A L S :

WHEREAS, the Company and Executive have previously executed an agreement (the “Prior Agreement”);

WHEREAS, as a result of the enactment of Internal Revenue Code (“IRC”) § 409A, the Company and the Executive desire to amend the Agreement in order to insure that payments under this Agreement qualify for the Short Term Deferral and/or the Separation Pay Plan exception outlined in Treas. Reg. § 1.409A-1(b)(4) and § 1.409A-1(b)(9), respectively, or are “permissible payments” under Treas. Reg. § 1.409A-3;

NOW, THEREFORE, in consideration of the expected contributions and responsibilities of Executive and the other mutual promises, terms and conditions hereinafter provided, the parties hereto agree as follows:

Section 1 - Definitions

1.1           A “Change in Control” shall mean:

(a)          During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of TCF Financial cease for any reason to constitute a majority thereof, unless the election or nomination for election of each new Director was approved by a vote of at lease two-thirds of the Board members then still in office who were Board members at the beginning of the period or who were similarly nominated;

(b)          Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of TCF Financial representing twenty-five percent (25%) or more of TCF Financial’s outstanding securities, except for any securities purchased by TCF’s employee stock ownership plan and trust and any person who becomes a twenty-five percent (25%) beneficial owner solely as a result of stock repurchases by TCF Financial; or

(c)          The shareholders of TCF Financial approve, and there is consummated, a dissolution or liquidation, or a merger, consolidation or other corporate reorganization of TCF Financial under circumstances in which TCF Financial will not be the surviving party; or

(d)          The Board of Directors of TCF Financial shall approve, and there is consummated, the sale of all, or substantially all, of the business or assets of TCF Financial; or

(e)          The Board of Directors of Winthrop Resources Corporation (hereinafter referred to as Winthrop”) or the Board of Directors of TCF Leasing, Inc., or any other equipment finance leasing company headed by Executive which is an affiliate of Winthrop or a subsidiary of TCF Financial (hereinafter TCF Leasing, Inc. and any other such leasing company affiliate are jointly referred to as “New Leasing Co.”)shall approve, and there shall be consummated, a dissolution or liquidation, or a merger, consolidation or other corporate reorganization of Winthrop or New Leasing Co., or of the Value Added line of business or either, such that Winthrop, New Leasing Co., or the Value Added line of business of any of them is no longer owned or controlled by TCF Financial.

(f)            Notwithstanding the foregoing, a sale, spin-off or other reorganization of the small ticket business of Winthrop or New Leasing Co. shall not be deemed a change in control under this Agreement, and any internal reorganization or combination of TCF-affiliated companies with each other shall also not be deemed a change in control under this Agreement.

1.2           The “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.3           “Date of Termination” shall mean:

(a)           If death or Disability under Section 7.1 of this Agreement automatically terminates Executive’s employment, the date on which the event that triggered that automatic termination occurred; or

(b)           If Executive’s employment is terminated by Executive, whether for Good Reason or otherwise under Section 7.3 of this Agreement, or by TCF Financial under Section 7.2 of this Agreement, the date specified in Section 7.4 of this Agreement.

1.4                “Disability” shall mean Executive is “disabled” for purposes of TCF’s long term disability coverage and is entitled to benefits under such coverage.

1.5                 “Good Reason” shall be deemed to exist if within two years after a Change in Control, without Executive’s express written consent, there is (i) any material diminution in the scope of the Executive’s authority and responsibility (provided, however, in the event of any illness or injury which disables the Executive from performing the Executive’s duties, the Company may reassign the Executive’s duties to one or more other employees until the Executive is able to perform such duties); (ii) a material diminution in the Executive’s base compensation (salary, bonus opportunity, benefits or perquisites as in effect before the Change in Control); (iii) a material diminution in the authority, duties, responsibilities of the supervisor to whom the Executive is required to report; (iv) a material diminution in the budget over which the Executive  retains authority; (v) a material change in geographic location at which the Executive must perform the services; or (vi) any other action or inaction that constitutes a material breach by the Company of the Executive’s  employment agreement under which the Executive provides services. In the event the Executive proposes to terminate his employment for Good Reason under this paragraph, the Executive shall first provide written notice to the Company of the existence of the condition described as Good Reason not less than 90 days after the initial existence of the condition. The Company will have an opportunity to correct any curable situation to the reasonable satisfaction of the Executive within the period of time specified in the notice which shall not be less than thirty (30) days. If such correction is not so made or the circumstances or situation is such that it is not curable, the Executive may, within thirty (30) days after the expiration of the time so fixed within which to correct such situation (but not more than two years after the initial existence of the Good Reason), give written notice to the Company that his employment is terminated for Good Reason effective forthwith. For purposes of this paragraph termination of employment shall mean a complete cessation of services for the Company.

1.6           The “TCF Financial Board” shall mean the Board of Directors of TCF Financial.

1.7           The “TCF Compensation Committee” shall mean such members of the Compensation Committee of the TCF Financial Board who qualify as independent or as non-employees from time to time under Rule 16b-3 of the Securities Exchange Commission or under Section 162(m) of the Internal Revenue Code, and their related rules, regulations and pronouncements.

1.8           “Notice of Termination” shall mean a notice, from TCF Financial or from Executive, which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and shall state the effective date of the termination.

1.9           “Secret or Confidential Information” means secret or confidential information of TCF Financial which Executive obtains during the Term of this Agreement (including secret or confidential information of predecessors, subsidiaries and affiliates), including but not limited to lists of customers; contract terms; bidding information and strategies; salary information with respect to employees; financial product design information; business plans; and anything else deemed to be proprietary, provided that secret or confidential information shall not include information reasonably available to the general public.

1.10         Termination for “Cause” by TCF Financial of Executive’s employment under this Agreement shall mean termination which is determined by the TCF Compensation Committee to be on account of any one of the following: (i) Executive has engaged in willful and recurring misconduct in not following the legitimate directions of the Compensation Committee or of his supervisor; (ii) Executive has been convicted of a felony or a crime involving theft or dishonesty and all appeals from such conviction have been exhausted; (iii) Executive has engaged in habitual drunkenness or use of illegal drugs; (iv)  Executive has been excessively absent from work which absence is not related to Disability, sick leave or authorized vacations; or (v) Executive has engaged in substantial conflicts of interest between his personal interests and the interests of TCF Financial.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until (1) there shall have been delivered to Executive a written notice of the intention to terminate his employment for Cause specifying the grounds for such termination, providing a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and; (2) following delivery of such written notice, Executive shall have been given a reasonable opportunity to present to the TCF Compensation Committee his position regarding any dispute relating to the existence of such Cause.

Section 2 - Employment and Term

2.1          Employment.  TCF Financial agrees to employ Executive, and Executive agrees to serve, as an Executive Vice President of TCF Financial.  Executive agrees to accept Employment on the terms and conditions set forth in this Agreement.

2.2           Term.  The term of this Agreement (the “Term”) shall be a period beginning on the Effective Date and ending on December 31, 2008. On each December 31 thereafter, the remaining Term shall be extended by one year.  If the TCF Compensation Committee shall determine on or prior to any such December 31st  not to renew this Agreement, then the final term of the Agreement shall be the two years after the December 31st immediately preceding the TCF Compensation Committee’s determination and the Agreement shall not thereafter be renewed or extended.

Section 3 - Duties of Executive

3.1           Time Devoted; Duties.  Executive shall have overall responsibility for TCF Financial’s leasing and equipment finance operations. Executive shall devote his entire time, attention and energies to his responsibilities and shall render such administrative and management services to TCF Financial as are customarily performed by persons situated in a similar executive capacity, including those services prescribed from time to time by the TCF Compensation Committee. Executive shall perform his duties under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Compensation Committee.

3.2         No Conflicting Activities.  During the term of Executive’s employment under this Agreement, Executive shall not engage in any business or activity contrary to the business affairs or interests of TCF Financial.  Nothing contained in this Section 3 shall be deemed to prevent or limit the right of Executive to invest in the capital stock or other securities of any business or engage in charitable or civic activities as long as such conduct or activity does not interfere with Executive’s duties as set forth in Section 3.1.

Section 4 - Compensation

4.1         Base Compensation.  Executive shall receive for his services the following Base Compensation:

(a)           TCF Financial shall pay Executive an annual salary of $300,000.00 (“Base Compensation”) payable in 26 equal bi-weekly installments.

(b)           Any increase in Executive’s Base Compensation shall be left to the sole discretion of the TCF Compensation Committee.  Executive’s Base Compensation shall not be subject to reduction during the Term of this Agreement except as otherwise provided in this Agreement.

4.2          Bonus Compensation.  TCF Financial shall pay Bonus Compensation to Executive in an amount determined by the TCF Compensation Committee in its sole discretion, provided that Executive shall participate annually in any bonus plan provided to comparable TCF executives (“Bonus Compensation”).  Payment of Bonus Compensation shall be made promptly but no later than 2 1/2 months after the end of the calendar year in which bonus was earned.

4.3          Additional Compensation: Restricted Stock and Options:  The Executive shall be entitled to such awards of restricted stock and options as are approved by the TCF Compensation Committee from time to time.

4.4          Source of Payments.  All payments provided for in this Agreement shall be timely paid by TCF Financial.

Section 5 - Employee Benefits/Fringe Benefits

5.1          Business Expenses.  During the Term, TCF Financial shall reimburse Executive for ordinary and necessary business expenses incurred by Executive in performing his duties pursuant to this Agreement, including but not limited to reasonable travel, entertainment and similar expenses that Executive incurs in promoting the business of TCF Financial; provided, that TCF Financial shall not reimburse any such expense which, prior to its being incurred, TCF Financial directed Executive not to incur. The reimbursement shall be made upon presentation to TCF Financial by Executive, from time to time, of an account of such expenses in such form and in such detail as TCF Financial may request, and shall comply with TCF Financial’s policies regarding expense reimbursement. In the event any of these expenses are taxable to the Executive such payments shall be made no later than 2 ½ months after the end of the calendar year in which the expense was incurred.

5.2         Fringe Benefits.  In addition to benefits specifically described herein, Executive shall be entitled to receive from TCF Financial the fringe benefits generally available to employees and to full-time senior management employees of TCF Financial occupying the same or a similar position as Executive, as such benefits may be changed from time to time.  As of the Effective Date hereof, such fringe benefits consist of four weeks of vacation annually (Executive’s shall be pro-rated for 1999); a $750 monthly allowance for leasing of a company car; a country club membership; a home business hook-up, phone line and Internet access for Executive’s home computer; an annual executive physical; and tax preparation by KPMG. In the event any of these fringe benefits are taxable to the Executive such payment by the Company shall be made no later than 2 ½ months after the end of the calendar year in which the expense was incurred.

5.3         Benefits.  Throughout the Term of this Agreement, TCF Financial shall make available to Executive the benefits provided to executives generally under TCF Financial’s general benefits programs including, but not limited to, the TCF Employees Stock Purchase Plan (401-k Plan), the TCF Cash Balance Pension Plan, the Deferred Compensation Plan, the Supplemental Employees Retirement Plan (“SERP”), and medical/dental, group term life insurance (including optional insurance which Executive may elect to purchase), disability coverage, and all other benefit plans available to executives generally. Executive shall be eligible to participate in these plans on the same terms and conditions as apply to TCF executives generally.

Section 6 - Confidentiality and Covenant Not to Compete

6.1         Covenant Not to Compete.  In consideration of the compensation, benefits and other valuable consideration provided to Executive under this Agreement: (i) if TCF Financial terminates Executive’s employment with or without Cause, (ii) if TCF Financial terminates Executive’s employment on account of Disability and Executive is entitled to disability benefits under TCF Financial’s disability benefit plan, or (iii) if Executive terminates employment with or without Good Reason, Executive covenants and agrees that Executive shall not do any of the following:

(a)           Without the prior written consent of TCF Financial, engage or become interested in any capacity, directly or indirectly (whether as proprietor, five percent or greater stockholder, director, partner, employee, trustee, beneficiary, or in any other capacity) in any business selling, providing or developing leasing or equipment finance products or services in competition with leasing or equipment finance products or services sold or maintained by Winthrop, New Leasing Co., or any of its subsidiaries or affiliates in the United States; or

(b)           Recruit or solicit for employment any current or future employee of TCF Financial, Winthrop, New Leasing Co. or any of their successors, subsidiaries or affiliates.

Executive’s obligations under this Section 6.1 shall continue for two years after such termination of employment.  Notwithstanding the foregoing provisions of this section 6.1, Executive shall have no obligations under this section if Executive’s termination of employment occurs in conjunction with the discontinuance by TCF Financial, Winthrop or TCF Leasing (or any successor thereto) of all or substantially all leasing activities.

6.2           Confidential Information.  Executive acknowledges that all Secret or Confidential Information is the exclusive property of TCF Financial, as the case may be. Executive shall not during the period of his employment or for two years thereafter, disclose to any person, firm or corporation, or publish or use for any purpose, any Secret or Confidential Information except as properly required in the ordinary course of business of TCF Financial or as directed and authorized thereby.  Upon the termination of his employment for any reason whatsoever, Executive shall return and deliver within 7 days any and all papers, books, records, documents, memoranda and manuals, including all copies thereof, belonging or relating to TCF Financial, in Executive’s possession, whether prepared by Executive or others.  If at any time after the termination of Executive’s employment, Executive determines that he has any Secret or Confidential Information in his possession or control,  Executive shall immediately return all such Secret or Confidential Information including all copies and portions thereof.

6.3           Disclosure and Survival of Covenants.  If Executive, after termination of employment and while subject to Sections 6.1 and 6.2, seeks or is offered employment by any other company, firm, or person, he shall provide a copy of this Agreement to the prospective employer prior to accepting employment with that prospective employer.  The provisions of Sections 6.1 and 6.2 shall survive any termination of this Agreement.

Section 7 - Termination

7.1           Automatic Termination Upon Death or Disability.  Employment under this Agreement shall terminate on the earliest of death of Executive, or the determination by the TCF Compensation Committee of Executive’s Disability.  Thereafter, no further compensation shall be payable under this Agreement except Bonus Compensation already earned.  Payment of Bonus Compensation shall be made promptly but no later than 2 ½ months after the end of the calendar year which Bonus Compensation was earned. The Executive’s (and his beneficiaries’) rights to other compensation and benefits shall be determined under the company’s benefit policies and plans applicable to company executives then in effect.

7.2           Termination by the Compensation Committee.  The TCF Compensation Committee may terminate this Agreement and Executive’s employment at any time with or without Cause by giving Notice of Termination in accordance with Section 7.4 below.

7.3           Termination by Executive for Good Reason.  Executive may terminate his employment with or without Good Reason by giving Notice of Termination in accordance with Section 7.4 below

7.4           Notice of Termination.  Any termination by the TCF Compensation Committee or Executive pursuant to this Agreement shall be communicated by written Notice of Termination to the other party hereto and shall specify the effective date of Executive’s termination of employment, which shall be not more than thirty days after the date such Notice is given, or if no date is specified, then the effective date shall be 30 days after such Notice is given.

Section 8 - Compensation Upon Termination

8.1           Compensation Upon Death.  If Executive’s employment is terminated because of the death of Executive, TCF Financial shall pay Executive’s executors or administrators: (a) within 30 days of Executive’s death, the unpaid balance of Executive’s Base Compensation through the end of the month in which Executive’s death occurred, at 100% of the rate in effect on the date of Executive’s death; and (b) as soon as such Executive’s bonus is calculated, an amount equal to Executive’s Bonus Compensation for the current year prorated based on the number of days elapsed during such year prior to Executive’s death, provided that payment of Bonus Compensation shall be made promptly but no later than 2 ½ months after the end of the calendar year which Bonus Compensation was earned. Thereafter TCF Financial shall have no further obligations under this Agreement.

8.2           Compensation Upon Disability.  If Executive’s active work ceases because of Disability: (a) TCF Financial shall continue, as and when scheduled, to pay Executive Executive’s Base Compensation through the date Executive’s disability benefits commence, and (b) as soon as Executive’s bonus is calculated for the year, an amount equal to Executive’s Bonus Compensation due for the current year prorated based on the number of days elapsed during such year prior to Executive’s Disability; and thereafter TCF Financial shall have no further obligations under this Agreement unless and until  Executive returns to work pursuant to mutual agreement between Executive and TCF Financial.

8.3           Compensation Upon Termination for Cause.  If Executive’s employment shall be terminated by TCF Financial for Cause, TCF Financial shall pay Executive his Base Compensation through the Date of Termination, and TCF Financial shall not have any further obligations to Executive under this Agreement other than normal employee benefits.

8.4           Compensation Upon Termination by TCF Financial Other Than For Cause; Termination by Executive for Good Reason.  If Executive’s employment is terminated by TCF Financial other than for Cause, Disability or death or Executive terminates his employment for Good Reason, provided that the Executive’s termination results in a complete cessation of services for the Company, then the Company shall pay the Executive, no later than 30 days after Executive’s termination of employment, in a single sum, an amount equal to two times the sum of (x) the Executive’s Base Compensation at the time of termination of employment; and (y) the average of his last two years of Bonus Compensation preceding the termination plus continuation of the company paid portion of premiums for disability, life insurance, medical and dental coverage such that Executive’s premiums are the same as active employees provided that the employer payments toward premiums for each type of coverage (disability, life insurance, medical and/or dental) will be paid only for so long as Executive elects to continue the respective coverage and further provided that such employer payments toward premiums for each type of coverage will cease as soon as Executive obtains new employment with comparable replacement benefits for such type of coverage. For purposes of this Section 8.4, non-renewal of this Agreement by the Compensation Committee of this Agreement under Section 2.2 shall be deemed to be a  termination by TCF Financial other than for Cause, unless such non-renewal meets the requirements of Section 1.10, in which case the non-renewal will be deemed a termination for Cause.  Upon Executive’s termination of employment, all employee and employer contributions to the TCF Employees Stock Purchase Plan (the “401-k Plan”) and/or the Executive Deferred Compensation Plan (the “Executive Deferred Plan”) shall cease, his severance payments shall not be treated as covered compensation under the 401-k Plan, the Executive Deferred Plan or the TCF Cash Balance Pension Plan, and  Executive will be entitled to distributions from those plans in accordance with their terms.

8.5           Successors of TCF Financial.  TCF Financial shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of TCF Financial, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that TCF Financial would be required if no such succession had taken place.

Section 9 - Miscellaneous

9.1           Notice.  Any notice or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given for all purposes if mailed by certified mail, postage prepaid and return receipt requested, addressed to the intended recipient at the following address (or at such other address as either party may designate in writing to the other party by certified mail as described above):

If to TCF Financial:
Attention: General Counsel
TCF Financial Corporation
801 Marquette Avenue
Minneapolis, MN 55402

If to Executive:
Craig R. Dahl
10340 Summer Place
Eden Prairie, Minnesota 55347
Or to the last known address for Executive on file at TCF Financial.

9.2           Headings.  The headings used in this Agreement have been included solely for ease of reference and are not to be construed in any interpretation of this Agreement.

9.3           Entire Agreement.  This instrument contains the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all prior agreements and understandings with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  No modification or addition to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

9.4           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

9.5           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration except if TCF Financial seeks a court injunction under Section 9.7.  Such arbitration shall be conducted before a panel of three arbitrators sitting in a home office selected by Executive within fifty (50) miles from the location of TCF Financial, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

9.6           Benefit.  This Agreement shall inure to the benefit of and shall be binding upon TCF Financial, its successors and assigns, and this Agreement shall not be assignable by Executive.

9.7           Remedies.  Executive acknowledges that the services to be rendered under this Agreement are special, unique and of extraordinary character.  If Executive breaches any covenants, terms or conditions of this Agreement to be performed by him, TCF Financial will suffer irreparable damage and it will be impossible to estimate or determine damages.  Therefore, TCF Financial shall, upon proof of such breach, be entitled as a matter of course to an injunction from any court of competent jurisdiction restraining any further violation of such covenants by Executive, his employers, employees, partners, agents or other associates, or any of them.  TCF Financial’s right to an injunction shall be cumulative and in addition to any other remedies available, either in law or in equity.  In any proceeding to enforce any provision of this Agreement, Executive shall not assert any contention that there is an adequate remedy at law for the breach or default upon which such proceeding is based.  Nothing in this paragraph shall be construed to prevent any remedy in the courts or in arbitration in the case of any breach of this Agreement by Executive which TCF Financial may elect or invoke.

9.8           Severability.  If any of the provisions of Section 6.1 of this Agreement are held to be unenforceable because of their scope, duration or area of applicability, the arbitrator making such determination shall have the power to modify such scope, duration or area of applicability or all of them.  Section 6.1, as modified, shall then be valid and enforceable in such modified form.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity and enforceability of all other applications of that provision and of all other provisions and applications hereof shall not in any way be affected or impaired.

9.9           Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the TCF Compensation Committee.  The failure of TCF Financial or Executive at any time or times to enforce rights under this Agreement strictly in accordance with the same shall not be construed as a waiver or modification of the same.  Waiver by either party of any breach or breaches of this Agreement, or of any noncompliance with any condition or provision of this Agreement, by the other party hereto shall not be deemed a waiver or amendment of such provisions or conditions.

9.10         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

TCF FINANCIAL CORPORATION

By:	/s/ Gregory J. Pulles

Title:	Vice Chairman, General Counsel and Secretary

CRAIG R. DAHL

/s/ Craig R. Dahl